EXHIBIT 10.3


                               SYNAPTX WORLDWIDE, INC.

                                NON-COMPETE AGREEMENT
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               This agreement made and entered into this 1st day of June,
          1998 between Synaptx Worldwide, Inc. corporation ("Purchaser") and John E. Primus ("Seller").

                                   WITNESSETH THAT:

               WHEREAS, pursuant to an Agreement and Plan of Stock for Stock Exchange (the "Purchase Agreement") among Purchaser and Seller, a Minnesota resident, the Purchaser wishes to acquire all the outstanding stock of Primus Marketing Associates, Inc. ("Primus");

               WHEREAS, Seller is one of the founders of and has been a principal of Primus and due to the nature of his employment and his relationship with Primus, has had access to, and has acquired and assisted in developing confidential and proprietary information relating to the business and operations of Primus, including information with respect to the present and prospective plans, products, systems, processes, customers, suppliers and the sales and marketing methods of Primus;

               WHEREAS, Primus has an Employment Agreement ("Employment Agreement") with Seller;

               WHEREAS, Seller acknowledges that such information and methods have been, and will continue to be, of central importance to the business of Primus and that the use of such information by, or its disclosure to, competitors of Primus or others could cause substantial harm to Primus and Purchaser; and

               WHEREAS, the obligation of Purchaser to consummate the Closing is expressly conditioned on the execution and delivery of this Non-Compete Agreement by Seller;

               NOW, THEREFORE, the parties hereby agree as follows:

               1. For two (2) years after the date that Seller's employment with Primus is terminated, Seller agrees that he will not, directly or indirectly (whether as an officer, director, employee, agent, representative, consultant, proprietor, partner, joint venturer, stockholder or otherwise), own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected with, any business enterprise which is engaged, directly or through a parent, subsidiary or affiliate, anywhere in

               (i) Minnesota, North Dakota, South Dakota, Iowa, Wisconsin, Upper Michigan or Nebraska;
               (ii)      Montana, Wyoming, Idaho, Washington or Oregon; and
               (iii)     in any other area of the United States

          in any line of business in which Purchaser and its subsidiaries are engaged during the period from the Closing Date through the day that Seller's employment with Purchaser is terminated, provided that nothing herein contained shall be construed as preventing Seller from investing his personal assets in such form or manner as will not require any services on his part in the operation of, or control of, the business of the companies in which such investments are made. Purchaser acknowledges that Seller has entered into a Consulting Agreement with Primus Datacom, Inc. under which Seller provides services to Primus Datacom, Inc. Purchaser acknowledges and agrees that this Non-Compete Agreement shall not be construed to prevent or apply in any way to Seller's provision of such services to Primus Datacom, Inc.

               2. If the Purchaser elects to terminate the employment arrangement with Seller under the terms of Section 9 (i) of the Employment Agreement, then Section 1 of this Non-Competition Agreement shall be null and void.

               3. Seller hereby agrees with Purchaser and Purchaser's subsidiaries and affiliates (the "Company") that Seller will keep confidential any and all confidential information of the Company, including Company's know-how, trade secrets, customer lists, and other information, data and proprietary information relating to Company's business (herein called "Proprietary Information") and will not at any time, without prior written consent of Company, disclose or make known or allow to be disclosed or made known such Proprietary Information to any person, firm, corporation, or other business entity other than Company and persons or entities designated by Company provided, however, that this Section 3 shall be inoperative as to information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller; (ii) becomes available to Seller on a non-confidential basis from another source that has represented that it is entitled to disclose it; (iii) was known to Seller on a non-confidential basis prior to its disclosure; or (iv) which Seller is required to disclose by law or regulatory or judicial order. This provision shall survive the termination of this Agreement.

               4. The waiver by the Purchaser of a breach by Seller of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by him.

               5. The rights of the Purchaser under this Agreement shall inure to the benefit of the Purchaser and the successors and assigns of the Purchaser and of Primus. The obligations of the Purchaser under this Agreement shall be binding upon the successors and assigns of the Purchaser.

               6. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

               7. The Seller agrees that any breach or threatened breach by him of any provision of this Agreement shall entitle the Purchaser, in addition to any other legal remedy available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach.

               8. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration, geographical extent or business activities covering by the provisions of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be valid and enforceable. The Seller acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.




          SYNAPTX WORLDWIDE, INC. (PURCHASER)     JOHN PRIMUS (SELLER)
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          By: Ronald L. Weindruch,                By: John Primus
              Chairman, CEO